EXHIBIT 5










                           Olin Corporation
                             501 Merritt 7
                           Norwalk, CT 06856

December 23, 1996

Olin Corporation
501 Merritt 7
P.O. Box 4500
Norwalk, CT  06856-4500

        Re:   Olin Corporation 1997 Stock Plan for
              Non-employee Directors

Dear Ladies and Gentlemen:

     As Vice President, General Counsel and Secretary of Olin Corporation ("Olin"), I am familiar with the Registration Statement on Form S-8 (the "Registration Statement") covering 75,000 shares of Common Stock, par value of $1 per share, of Olin ("Common Stock") being registered herewith in connection with the Olin Corporation 1997 Stock Plan for Non-employee Directors (the "Plan"). In connection therewith, I have examined such documents, opinions and records as I have deemed relevant or necessary for the purpose of this opinion.

     Based on the foregoing, I am of the opinion that when certificates for such shares of Common Stock have been duly executed, countersigned by a Transfer Agent and registered by a Registrar and paid for in accordance with applicable law and delivered in accordance with the terms of the Plan, such shares will be duly authorized, legally issued, fully paid and nonassessable.

     I consent to the reference to me in the Registration Statement and to the filing of this opinion as an exhibit thereto.

                                            Very truly yours,



                                            /s/ Johnnie M. Jackson, Jr.
                                            ---------------------------
                                            Johnnie M. Jackson, Jr.
                                            Vice President, General
                                            Counsel and Secretary